Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-171996), Form S-3 (No. 333-202920) and Form S-1 (No. 333-215157) of the First Bancshares, Inc. of our report dated March 3, 2017, with respect to the financial statements of Iberville Bank, which comprise the statements of condition as of December 31, 2016 and 2015, and the related statements of operations, comprehensive income (loss), changes in stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related notes to the financial statements, included herein.

/s/ Postlethwaite & Netterville

Donaldson, Louisiana

March 16, 2017